Exhibit 99.1

VistaGen Therapeutics Announces Appointment of Ann Cunningham as Chief Commercial Officer

Ann Cunningham has a proven pharmaceutical commercial track record of more than 25 years delivering sales, marketing, and global life cycle product management expertise for many successful branded product campaigns for large pharmaceutical companies

SOUTH SAN FRANCISCO, Calif. – May 4, 2021 – VistaGen Therapeutics, Inc. (NASDAQ: VTGN), a biopharmaceutical company committed to developing a new generation of medicines with the potential to go beyond the current standard of care for anxiety, depression, and other central nervous system (“CNS”) disorders, today announced the appointment of Ann Cunningham as its Chief Commercial Officer. Ms. Cunningham has a proven pharmaceutical commercial track record of more than 25 years delivering sales, marketing, and global life cycle product management expertise in roles across several healthcare markets, including neuropsychiatry and other CNS markets that VistaGen is pursuing. She has been serving on VistaGen’s Board of Directors (“Board”) since January 2019 and will remain a member of the Board.

“Since joining our Board, Ann’s commercial insight, expertise and leadership experience has been tremendously helpful in support of our pre-commercial planning for PH94B, with special emphasis on a broad range of anxiety markets in the U.S. With the near term launch of our Phase 3 clinical development program for PH94B, our investigational product focused on the acute treatment of anxiety in adults with social anxiety disorder, Ann’s appointment as our Chief Commercial Officer adds considerable strength to the world-class team we have assembled across all key functional areas necessary to advance our company through the next phases of our growth,” said Shawn Singh, Chief Executive Officer of VistaGen. “Ann’s many notable accomplishments throughout her distinguished career in the pharmaceutical industry include leading campaigns for prominent neuropsychiatric drug treatments in multiple markets where we believe our investigational products, including PH94B, have therapeutic and commercial potential. As we look to transition from clinical development into a commercial growth mode and steadfastly pursue our mission to create life-changing medicines to improve mental health and well-being, Ann’s leadership will make a difference.”

“Serving on the VistaGen Board has allowed me to gain important insight into the ongoing development of VistaGen’s potentially life-changing CNS product candidates. I am thrilled to expand my role, join the team full time, and lead the company’s commercial efforts. The company’s innovative fast-acting, new generation CNS drug candidates have exciting potential in large markets where millions of individuals need novel products that are safe and effective alternatives to current treatments,” said Cunningham. “As VistaGen progresses its late-stage product candidates, I am excited to ensure that the company will be well prepared and strategically positioned to build brand awareness for our lead product candidate, PH94B, and to accelerate its adoption, as well as that of our other pipeline products, once approved, across these large target markets.”

Most recently, Ms. Cunningham served as Managing Partner of i3 Strategy Partners, where she guided pharmaceutical and biotechnology executives in planning and executing successful portfolio strategies and brand launches by evaluating key business questions and unique strategies to unlock the full potential of each organization served. Her experience in the pharmaceutical industry includes multiple instrumental roles, including Vice President, Neurodegenerative Disease and Psychiatry at Teva Pharmaceutical Industries; Senior Director, Global Brand Lead, Rexulti, at Otsuka America Pharmaceutical; and Senior Director, Global Brand Lead and Sales Director in multiple therapeutic areas, including Psychiatry, at Eli Lilly and Company. Ms. Cunningham holds a B.A. in Psychology from Yale University and an M.B.A. from the University of Michigan, Stephen M. Ross School of Business.

About VistaGen
VistaGen Therapeutics is a biopharmaceutical company committed to developing and commercializing innovative medicines with the potential to go beyond the current standard of care for anxiety, depression, and other CNS disorders. Each of VistaGen's three drug candidates has a differentiated potential mechanism of action, has been well-tolerated in all clinical studies to date, and has therapeutic potential in multiple CNS markets. For more information, please visit www.VistaGen.com and connect with VistaGen on Twitter, LinkedIn, and Facebook.

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve known and unknown risks that are difficult to predict and include all matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “project,” “outlook,” “strategy,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “strive,” “goal,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Our actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties relating to delays in launching and/or conducting our planned clinical trials, including delays due to the impact of the COVID-19 pandemic; fluctuating costs of materials and other resources required to conduct our planned clinical and non-clinical trials; continued uncertainty with respect to the COVID-19 pandemic; market conditions; the impact of general economic, industry or political conditions in the United States or internationally; adverse healthcare reforms and changes of laws and regulations; manufacturing and marketing risks, including risks related to the COVID-19 pandemic, which may include, but are not limited to, unavailability of or delays in delivery of raw materials for manufacture of our CNS drug candidates and difficulty in initiating or conducting clinical trials; inadequate and/or untimely supply of one or more of our CNS drug candidates to meet demand; entry of competitive products; and other technical and unexpected hurdles in the development, manufacture and commercialization of our CNS drug candidates; and the risks more fully discussed in the section entitled "Risk Factors" in our most recent Annual Report on Form 10-K for the year ended March 31, 2020, and in our most recent Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the U.S. Securities and Exchange Commission (SEC). Our SEC filings are available on the SEC’s website at www.sec.gov. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements, other than as may be required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

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VistaGen Company Contacts
Mark McPartland / Mark Flather
VistaGen Therapeutics
Phone: (650) 577-3606
Email: IR@vistagen.com